Exhibit 5.1

September 8, 2022

Kisses From Italy Inc.

80 SW 8th Street

Suite 2000

Miami, Florida 33130

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel for Kisses From Italy Inc., a Florida corporation (the “Company”), in connection with the registration for resale from time to time by certain selling shareholders (the “Selling Shareholders”) named in the Prospectus (as defined below) of up to 96,487,250 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”).

The Shares consist of (i) 75,000,000 shares of Common Stock (the “SECA Shares”) issuable pursuant to that certain Standby Equity Commitment Agreement dated November 22, 2021, by and between MacRab LLC and the Company (the “SECA”); (ii) up to 14,112,000 shares of Common Stock (the “Note Shares”) issuable upon conversion of the principal and accrued interest at maturity of three convertible promissory notes in the aggregate principal amount of $480,000 (collectively, the “Notes”) issued by the Company to Talos Victory Fund, LLC (“Talos”), Blue Lake Partners, LLC (“Blue Lake”), and Fourth Man, LLC (Fourth Man”); (iii) 5,550,000 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of outstanding warrants (collectively, the “Warrants”) held by MacRab, LLC, Talos, Blue Lake, and Fourth Man; (iv) 1,607,000 shares of Common Stock (the “Commitment Shares”) issued to Talos, Blue Lake, and Fourth Man in connection with the issuance of the Notes as commitment shares; and (v) up to 218,250 shares of Common Stock (the “J.H. Darbie Warrant Shares”) issuable upon exercise of outstanding warrants held by J.H. Darbie & Co., Inc (the “J.H. Darbie Warrants”).

The Shares are included in a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), and the related prospectus included in the Registration Statement (the “Prospectus”), as amended, filed with the Securities and Exchange Commission (the “Commission”) on January 21, 2022.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the related Prospectus, other than as expressly stated herein with respect to the issue of the Shares. It is understood that the opinions set forth below are to be used only in connection with the offer while the Registration Statement is in effect.

In rendering these opinions, we have examined the Company’s Articles of Incorporation and Bylaws, both as amended and currently in effect, the Registration Statement, and the exhibits thereto, the SECA, the Notes, the Warrants, the J.H. Darbie Warrants, and such other records, instruments and documents as we have deemed advisable in order to render these opinions. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photo static copies and the authenticity of the originals of such latter documents. In providing these opinions, we have further relied as to certain matters on information obtained from officers of the Company.

We are attorneys admitted to practice in New York. We are familiar with the applicable provisions of the Florida Business Corporation Act and reported judicial decisions interpreting those laws, and we have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Florida corporation. This opinion letter is opining upon and is limited to the current federal securities laws of the United States and Florida law, as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision or otherwise. Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Not in limitation of the foregoing, we are not rendering any opinion as to the compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

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Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.       The issue of the SECA Shares has been duly authorized by all necessary corporate action of the Company, and the SECA Shares, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the SECA in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

2.       The issue of the Note Shares has been duly authorized by all necessary corporate action of the Company, and the Note Shares, when issued by the Company in accordance with the terms of the Notes in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

3.       The issue of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and the Warrant Shares, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the Warrants in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable.

4.       The issue of the Commitment Shares has been duly authorized by all necessary corporate action of the Company, and the Commitment Shares previously issued have been validly issued and are fully paid and non-assessable.

5.       The issue of the J.H. Darbie Warrant Shares has been duly authorized by all necessary corporate action of the Company, and the J.H. Darbie Warrant Shares, when issued and sold by the Company and delivered by the Company against payment therefor in accordance with the J. H. Darbie Warrants, will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

/s/ The Crone Law Group, P.C.

THE CRONE LAW GROUP, P.C.

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